BGC Partners Reports Second Quarter 2013 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – August 1, 2013 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter ended June 30, 2013.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	2Q13	2Q12	Change (%)
Revenues for distributable earnings[1]	$471.1	$465.1	1.3
Pre-tax distributable earnings[2]	53.8	55.9	(3.7)
Post-tax distributable earnings	44.9	46.5	(3.4)
Adjusted EBITDA[3]	719.8	72.7	890.3
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	1,193.2	449.5	165.4
GAAP income from operations before income taxes	208.3	4.5	4,579.8
GAAP net income for fully diluted shares	69.9	3.9	1,703.6

Per Share Results	2Q13	2Q12	Change (%)
Pre-tax distributable earnings per share	$0.16	$0.20	(20.0)
Post-tax distributable earnings per share	0.13	0.17	(23.5)
GAAP net income per fully diluted share	0.18	0.01	1,700.0

Share Count Reduction and Modifications/Extensions of Employment Agreements4

At the end of the second quarter of 2013, BGC redeemed 77.4 million units from the partners of BGC. The Company expects to issue 45.2 million BGC common Class A shares, of which approximately 39.1 million will be restricted shares. The Company also expects to pay the anticipated withholding taxes owed on behalf of these partners related to this redemption and issuance. The restricted shares are generally expected to be saleable by partners in good standing after either 5 or 10 years.5 Partners who agree to extend the lengths of their employment agreements and/or other contractual modifications sought by the Company are expected to be able to sell their restricted shares over a shorter time period.

Taken together, these actions resulted in the Company reducing its fully diluted share count by 32.2 million shares. BGC believes that the expected modifications of arrangements with employees and partners will also materially reduce the rate of employee/partner share issuance going forward. The Company still expects its effective tax rate for distributable earnings to remain at around 15 percent for the foreseeable future.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	The redemption of units and issuance of shares discussed in this document do not apply to Cantor’s BGC units or BGC founding/working partner units.
[5]	These restricted shares are expected to be saleable by partners or former partners after either 5 or 10 years, depending on the partner’s segment or business, provided that these partners have not engaged in competitive activities for a certain period of time.

As a consequence of the above, BGC incurred non-cash, non-dilutive GAAP compensation charges of $464.6 million related to the redemption of partnership units, issuance of restricted shares, and the reduction of compensation-related partnership loans. These charges, along with the $723.1 million gain related to the NASDAQ OMX transaction,6 will not be included in the Company’s calculations for distributable earnings because they are not considered part of BGC’s ordinary, ongoing business. These charges also resulted in the $750 million payment received from NASDAQ OMX effectively being taxed at a rate of approximately 25 percent.

Summary of Major Cash Movements
NASDAQ OMX proceeds	+ $	750 million
Distributions and taxes with respect to eSpeed sale to be paid	- $	185 million
Distributions and withholding taxes to be paid by BGC on behalf of partners for unit redemptions	- $	106 million

Net change in BGC’s cash position related to above items	+ $	459 million

Summary of Fully Diluted Share Count Reduction
Redemption of units	- 77.4 million
Issuance of common restricted shares and common shares	+ 45.2 million

Net change in BGC’s fully diluted shares count related to above items	- 32.2 million

BGC plans to pay the approximately $106 million in distributions and taxes owed on behalf of its partners as part of this program. The redemptions also resulted in a $95 million reduction in the value of employee loans on the Company’s balance sheet. Taken together, the net reduction in BGC’s fully diluted share count of 32.2 million cost the Company the effective equivalent of $201 million or $6.24 per unit.

Costs Related to Fully Diluted Share Count Reduction
Post-tax reduction in employee/partner loan value	$95 million
Distributions and withholding taxes to be paid by BGC on behalf of partners for unit redemptions	$106 million

Total cost	$201 million
Effective cost per unit related to fully diluted share count reduction	$6.24

Management Comments

“We received $750 million in cash upon the closing of our recent eSpeed transaction, and expect to receive 14,883,705 shares of NASDAQ OMX common stock ratably over 15 years,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Using yesterday’s closing price, the value of these shares is $482.2 million.

“The large gain related to the eSpeed transaction has given us a unique opportunity to better position the Company for strong growth in revenues and earnings. This includes taking

[6]

On June 28, 2013, BGC closed the sale of its benchmark, on-the-run, U.S. Treasury fully electronic trading platform (or “eSpeed”) to The NASDAQ OMX Group, Inc. (or “NASDAQ OMX”) for $750 million in cash plus up to 14.9 million NASDAQ OMX shares. See BGC’s Form 8-K dated July 1, 2013 for more details.

advantage of our partnership structure to keep the effective tax rate of the payment for the transaction at around 25 percent. We have also reduced our fully diluted share count by 32.2 million in a very efficient manner. Furthermore, our modification of employment and partnership agreements is expected to reduce the rate of stock issuance going forward, even as we maintain the ability to incentivize and retain our key employees and partners through restricted shares and partnership units.

“After taking into account the taxes and distributions we expect to pay relating to both the eSpeed transaction and the cost related to the reduction in fully diluted share count, we anticipate having approximately $459 million remaining from the NASDAQ OMX cash payment. We expect to use these remaining proceeds to repay debt, make accretive acquisitions and invest in organic growth in both of our segments, and/or repurchase additional units or common shares. We also expect to maintain our regular common dividend for the foreseeable future.

“Our board declared a 12 cent dividend for the second quarter, which at our current stock price translates into a 7.6 percent annualized yield. We remain very comfortable with the long-term stability of our dividend,” Mr. Lutnick concluded.

Shaun D. Lynn, President of BGC, said: “Volumes in Rates and Foreign Exchange improved in late May and throughout June, as volatility returned to more normal levels across many of our products. As a result, our revenues from Foreign Exchange increased by 14.0 percent year-on-year, driven mainly by double-digit growth from our voice/hybrid desks and by a nearly 38 percent improvement in overall fully electronic FX volumes. We also generated strong growth across many of our voice/hybrid and electronic desks in Rates.

“Our revenues from our fully electronic brokerage business continued to grow faster than our overall Financial Services segment. Excluding eSpeed, revenues from BGC’s remaining technology-based businesses in our Financial Services segment increased by 12.2 percent to $21.9 million in the second quarter of 2013. This growth was driven largely by an over 24 percent increase from fully electronic Rates products other than US Treasuries and by 27 percent growth in revenues from our spot FX business, as well as by solid increases from our e-brokered credit desks. Over time, we believe that converting a significant portion of our pipeline of more than $1 billion per year in voice and hybrid financial brokerage revenues to higher margin fully electronic trading will lead to strong earnings growth.

“Our ongoing efforts to lower expenses in our Financial Services segment and corporate areas resulted in reduced headcount while also lowering non-compensation expenses on a distributable earnings basis in both absolute terms and as a percentage of revenues. We remain on target to reduce overall expenses by at least $50 million on an annualized basis by the end of 2013 as compared with the second half of 2012 run-rate.

“With regards to regulation: We expect to be approved to operate a Swap Execution Facility (“SEF”) under the Dodd-Frank Act. Although the equivalent rules in Europe and Asia have yet to be finalized, we also expect to successfully operate under the various non-U.S. regulations concerning the OTC markets.”

Mr. Lynn concluded: “We expect the net proceeds from the NASDAQ OMX transaction to increase our ability to profitably hire and accretively acquire across both of our segments. This, along with the growth of our technology-based businesses, the strength of Newmark Grubb Knight Frank7, and our focus on cost reduction should enable us to more than make up for the revenues and earnings of eSpeed over time.”

Unless otherwise stated, all results provided in this document compare the second quarter of 2013 with the second quarter of 2012. Certain numbers in the tables throughout this document may not add up due to rounding.

Dividend Declaration and Repurchase Authorization

On July 30, 2013 BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on September 6, 2013 to Class A and Class B common stockholders of record as of August 23, 2013. The ex-dividend date will be August 21, 2013.

On July 30, 2013, the Board of Directors reauthorized the Company’s $250 million share repurchase and unit redemption program.

Second Quarter Consolidated Revenues

Highlights of Consolidated Revenues ($ millions)	2Q13	2Q12	Change (%)
Brokerage revenues for distributable earnings	$411.0	$405.0	1.5
Total distributable earnings revenues	471.1	465.1	1.3
GAAP brokerage revenues	410.2	392.1	4.6
GAAP total revenues	1,193.2	449.5	165.4

Revenue growth was driven by growth from Foreign Exchange brokerage, Rates, and Real Estate management services. GAAP revenues also increased due to the NASDAQ OMX transaction.

[7]	“Newmark Grubb Knight Frank” is used interchangeably throughout this document with “NGKF” or “Real Estate Services.”

Second Quarter Financial Services Segment Results8

There were no differences between GAAP and non-GAAP results for this segment.

Financial Services Segment Revenues ($ millions)	2Q13	2Q12	Change (%)
Rates	$138.3	$134.4	2.9
Credit	67.3	70.1	(3.9)
Foreign Exchange	60.7	53.2	14.0
Equities and Other Asset Classes	40.7	41.7	(2.5)
Market data, software solutions, interest and other	9.3	9.8	(5.0)

Total Revenues	316.3	309.2	2.3
Pre-tax earnings	56.4	58.5	(3.6)
Pre-tax earnings as a percent of revenues	17.8%	18.9%

The Company’s technology-based revenues in the segment are detailed below. The table breaks out revenues generated by the assets sold to NASDAQ OMX and revenues generated by businesses that are still part of BGC (“retained”). The Company expects to disclose technology-based revenues in this manner until the first anniversary of the eSpeed transaction has passed in the third quarter of 2014.

Technology-Based Revenues in Financial Services Segment

	2Q13	2Q12	YOY Change
	($MM)	($MM)	(%)
eSpeed revenues related to fully electronic trading[9]	$18.4	$18.6	(0.9)
eSpeed market data and software solutions	4.5	4.9	(7.9)

Total eSpeed technology-based revenues	22.9	23.4	(2.4)
BGC retained fully electronic trading businesses	20.2	18.0	12.3
BGC retained market data and software solutions	1.7	1.5	10.1

Total retained technology-based revenues	21.9	19.6	12.2
Total fully electronic trading	38.6	36.6	5.6
Total market data and software solutions	6.2	6.5	(4.7)

Total technology-based revenues	44.8	43.0	4.2

Revenues from BGC’s higher margin technology-based products increased to 14.2 percent of the segment’s revenues compared with 13.9 percent. Excluding eSpeed, this ratio improved to 6.9 percent versus 6.3 percent.

Second Quarter Real Estate Services Segment Results

On April 13, 2012, BGC purchased certain assets of Grubb & Ellis. Because of this, NGKF collected $21.7 million during full year 2012 not related to the Company’s ongoing Real Estate Services business, of which $12.0 million was recognized as distributable earnings revenue in the second quarter of 2012. These revenues were primarily associated with the collection of receivables related to deals initiated by Grubb & Ellis brokers who left that company prior to the acquisition. As a result, NGKF’s distributable earnings revenues were higher than they otherwise would have been in the second quarter of 2012. Excluding this $12.0 million, Real Estate Services generated solid growth in the second quarter of 2013. The overall industry trends in commercial real estate remain positive, and NGKF continues to execute its plan for long-term growth. BGC therefore expects this segment’s core business to continue to have solid improvement for the remainder of 2013.

[8]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.
[9]	This includes both fully electronic brokerage and certain associated fees from related parties. Certain other fees from related parties related to fully electronic revenues are classified as “Corporate” revenues for segment reporting purposes.

The below table summarizes NGKF’s revenues, including and excluding the items detailed above.

Real Estate Services Segment Revenues ($ millions)	2Q13	2Q12	Change (%)
Brokerage revenues for distributable earnings	$102.7	$93.6	9.7
Grubb & Ellis non-core purchased assets	1.3	12.0	(89.0)

Total brokerage revenues for distributable earnings	104.0	105.6	(1.5)
Management services and other revenues for distributable earnings	39.9	38.5	3.6

Total revenues for distributable earnings excluding non-core purchased assets	142.6	132.1	7.9
Total revenues for distributable earnings	143.9	144.1	(0.1)
Pre-tax distributable earnings excluding non-core purchased assets	10.5	8.2	27.8
Pre-tax distributable earnings	11.1	14.0	(20.2)
Pre-tax distributable earnings excluding non-core purchased assets as a percent of revenues	7.3%	6.2%
Pre-tax distributable earnings as a percent of revenues	7.7%	9.7%
Total GAAP brokerage revenues	103.2	92.7	11.3
GAAP management services and other revenues	39.9	38.5	3.6

Total GAAP revenues	143.1	131.2	9.1

GAAP income (loss) from operations before taxes	9.3	5.1	79.8
GAAP income (loss) from operations before taxes as a percent of revenues	6.5%	3.9%

Second Quarter Consolidated Expenses

Consolidated Expenses ($ millions)	2Q13	2Q12	Change (%)
Compensation and employee benefits for distributable earnings	$287.7	$276.9	3.9
Non-compensation expenses for distributable earnings	129.6	132.2	(2.0)

Total expenses for distributable earnings	417.3	409.2	2.0
Compensation and employee benefits under GAAP[10]	765.7	308.0	148.6
Non-compensation expenses under GAAP	173.2	135.2	28.1

Total expenses under GAAP	984.9	445.1	121.3
Non-compensation as a percent of total distributable earnings revenues	27.5%	28.4%
Non-compensation as a percent of total GAAP revenues	14.5%	30.1%
Compensation as a percent of total distributable earnings revenues	61.1%	59.5%
Compensation as a percent of total GAAP revenues	64.2%	68.5%

The increase in GAAP expenses was primarily due to the previously mentioned non-cash, non-dilutive $464.6 million compensation charges.

BGC’s effective tax rate for distributable earnings was unchanged at 14.5 percent.

[10]	This is before allocations of net income to limited partnership units and founding/working partner units.

Second Quarter Consolidated Income

Consolidated Income ($ millions except per share data)	2Q13	2Q12	Change (%)
Pre-tax distributable earnings	$53.8	$55.9	(3.7)
Post-tax distributable earnings	44.9	46.5	(3.4)
GAAP income from operations before income taxes	208.3	4.5	4,579.8
GAAP net income for fully diluted shares	69.9	3.9	1,703.6
Post-tax distributable earnings per fully diluted share	0.13	0.17	(23.5)
GAAP net income per fully diluted share	0.18	0.01	1,700.0

BGC had a fully diluted weighted-average share count of 378.1 million in the second quarter of 2013 for both GAAP and distributable earnings. This compares with 313.8 million for distributable earnings and 274.8 million for GAAP a year earlier.11 The year-over-year increase in share count was due in part to issuances related to the Newmark, Grubb & Ellis, Smith Mack, and Wolfe & Hurst acquisitions as well as annual bonuses. As of June 30, 2013, the Company’s fully diluted share count was 349.7 million, assuming conversion of the Convertible Senior Notes.12

Front Office Statistics

Revenue-generating Headcount Data[13]	2Q13	2Q12	Change (%)
Financial Services front office headcount (period end)	1,587	1,757	(9.7)
Real Estate Services front office headcount (period end)	898	854	5.2

Total (period end)	2,485	2,611	(4.8)
Financial Services average distributable earnings revenue per broker/salesperson	$201,000	$177,000	13.3
Real Estate Services average distributable earnings revenue per broker/salesperson	$115,000	$114,000	0.6

Total company average distributable earnings revenue per broker/salesperson	$169,000	$157,000	7.9

Real Estate services revenue per broker/sales person was negatively impacted due to the non-core Grubb & Ellis purchased assets discussed earlier. After the close of the quarter, fewer than 10 salespeople became NASDAQ OMX employees as part of the eSpeed transaction.

Consolidated Balance Sheet

As of June 30, 2013, the Company’s cash position, which it defines as cash and cash equivalents

[11]	The second quarter of 2013 earnings per share calculations for both GAAP and distributable include 39.8 million weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense of $5.3 million for distributable earnings or $3.9 million for GAAP, net of tax in order to avoid anti-dilution. For the second quarter of 2012, the GAAP earnings per share calculations exclude the 39.1 million weighted-average shares related to the Convertible Senior Notes but include the associated $5.2 million interest expense for distributable earnings or $6.1 million for GAAP (net of tax), while the distributable earnings per share calculation uses the higher share count but excludes the interest expense.
[12]	As of June 30, 2013, this figure includes 39.8 million shares related to the Convertible Notes.
[13]

Financial Services calculation includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading. Real Estate figures exclude appraisers. The average revenues are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the quarter. These figures exclude the revenues related to the non-core Grubb & Ellis purchased assets. Including them, revenue per broker/salesperson declined by 9.8 percent for NGKF and increased by 5.2 percent for BGC overall.

plus unencumbered securities held for liquidity purposes,14 was $1,102.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $423.8 million; book value per common share was $2.76; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $838.0 million. In comparison, as of December 31, 2012, the Company’s cash position was $420.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $451.4 million; book value per common share was $2.11; and total capital was $506.3 million.

BGC’s cash position increased from year-end 2012 primarily because of the NASDAQ OMX transaction. After the close of the second quarter, the Company expects to use approximately $291.0 million in cash primarily to pay for taxes relating to the eSpeed transaction and certain withholding taxes related to the previously discussed 32.2 million fully diluted share count reduction.

Third Quarter 2013 Outlook Compared with Third Quarter 2012 Results

•	The Company expects to generate distributable earnings revenues of between approximately $410 million and $440 million compared with $445.7 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $36 million and $46 versus $46.7 million.

•	BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent compared with 14.5 percent.[15]

The payments associated with BGC’s receipt of NASDAQ OMX stock are expected to be included in the Company’s calculation of distributable earnings. To make comparisons more meaningful, one-quarter of the annual contingent earn-out amount is expected to be included in the Company’s calculation of distributable earnings for each quarter as “other revenues.” This amount will be calculated each quarter based on 248,061.75 shares of NASDAQ OMX multiplied by their share price on the last trading day of the quarter. Since BGC is currently exploring hedging these shares, the dollar amount included in distributable earnings will be net of adjustments relating to any hedging.

BGC intends to update its third quarter outlook around the end of September 2013.

Differences Between Consolidated Results for Distributable Earnings and GAAP

The $723.1 million one-time gain associated with the NASDAQ OMX transaction was not included in revenues for distributable earnings for the second quarter of 2013, nor was another $1.0 million gain with respect to acquisitions, dispositions and resolutions of litigation.

Second quarter 2013 and second quarter 2012 GAAP revenues were reduced by $1.2 million and $2.7 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

[14]	As of both June 30, 2013 and December 31, 2012, BGC’s “cash position” included $32.0 million in government securities within “securities owned.”
[15]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2013, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 39.9 million, all based on distributable earnings.

Second quarter 2013 and second quarter 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $0.8 million and $12.9 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Second quarter 2013 and second quarter 2012 consolidated compensation and employee benefits for distributable earnings also include a credit of $0.5 million and a charge of $7.1 million, respectively, in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between second quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $464.6 million in charges related to the following non-cash, non-dilutive items:

•	The redemption of units;

•	The issuance of Class A common restricted shares;

•

A charge with respect to a loan reserve, which represents the grossed-up amount related to the reduction of “loans, forgivable loans and other receivables from employees and partners, net” on the Company’s balance sheet; and

The difference between second quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was also due to $12.9 million in charges related to grants of exchangeability to limited partnership units.

The difference between second quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $38.1 million in non-cash charges relating to grants of exchangeability to limited partnership units.

BGC’s calculation of pre-tax distributable earnings for the second quarter of 2013 excluded certain non-compensation GAAP items which in total equaled a credit of $681.1 million dollars. These items consisted of the following:

•	The $723.1 million gain related to the eSpeed sale discussed above as part of the revenue reconciliation;

•

A non-cash reserve related to a commitment to make future charitable contributions with respect to future annual 9/11 BGC Charity days. A charge is therefore not expected in the third quarter of 2013; and

•	Other charges or gains with respect to acquisitions, dispositions, and/or resolutions of litigation.

In addition, distributable earnings calculations for the third quarter of 2013 excluded $0.8 million in other non-cash, non-dilutive, and non-economic charges primarily related to acquired NGKF receivables.

The difference between non-compensation expenses in the second quarter of 2012 as calculated for GAAP and distributable earnings was due to $3.0 million in non-cash charges on acquired receivables and $0.7 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation. This was partially offset by a non-cash, non-dilutive, and non-economic credit of $0.8 million relating mainly to a long-term real estate lease obligation.

Conference Call and Investor Presentation

The Company will host a conference call today, August 1, 2013, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://ir.bgcpartners.com. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	8/1/2013 10:00 AM Eastern Time
U.S. Dial In:	866-515-2909
International Dial In:	617-399-5123
Participant Passcode:	62480395

REPLAY:
Available From – To:	8/1/2013 12:00 PM – 8/8/2013 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	59428239

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.‘s non-cash earnings or losses related to its equity investments, such as in Aqua

Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•

The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings)”.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the NGKF brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$1,070,342	$388,409
Cash segregated under regulatory requirements	6,570	3,392
Reverse repurchase agreements	49,063	—
Securities owned	32,016	32,003
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,431,962	297,688
Accrued commissions receivable, net	263,897	222,299
Loans, forgivable loans and other receivables from employees and partners, net	124,798	220,098
Fixed assets, net	132,203	141,109
Investments	21,727	25,556
Goodwill	163,684	164,874
Other intangible assets, net	20,644	20,320
Receivables from related parties	12,408	21,655
Other assets	118,954	101,536

Total assets	$3,448,268	$1,638,939

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$273,870	$125,793
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,424,751	254,289
Payables to related parties	41,228	40,700
Accounts payable, accrued and other liabilities	446,619	260,462
Notes payable and collateralized borrowings	273,805	301,444
Notes payable to related parties	150,000	150,000

Total liabilities	2,610,273	1,132,688
Redeemable partnership interest	79,374	78,839
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 154,403 and 141,955 shares issued at June 30, 2013 and December 31, 2012, respectively; and 136,328 and 123,914 shares outstanding at June 30, 2013 and December 31, 2012, respectively	1,544	1,419
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at June 30, 2013 and December 31, 2012, convertible into Class A common stock	348	348
Additional paid-in capital	717,066	575,381
Contingent Class A common stock	15,791	18,868
Treasury stock, at cost: 18,075 and 18,041 shares of Class A common stock at June 30, 2013 and December 31, 2012, respectively	(110,219)	(110,090)
Retained deficit	(145,835)	(147,452)
Accumulated other comprehensive loss	(6,845)	(4,182)

Total stockholders’ equity	471,850	334,292

Noncontrolling interest in subsidiaries	286,771	93,120

Total equity	758,621	427,412

Total liabilities, redeemable partnership interest, and equity	$3,448,268	$1,638,939

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
Commissions	$324,832	$308,438	$623,536	$579,785
Principal transactions	85,349	83,686	173,346	183,431

Total brokerage revenues	410,181	392,124	796,882	763,216

Real estate management services	39,823	37,930	79,161	41,891
Fees from related parties	12,242	13,494	25,390	26,041
Market data	3,643	3,990	7,768	8,954
Software solutions	2,530	2,487	5,096	4,936
Interest income	1,651	1,543	3,199	3,738
Other revenues	1,174	622	2,005	831
Gain on divestiture	723,147	—	723,147	—
Losses on equity investments	(1,224)	(2,652)	(4,512)	(5,108)

Total revenues	1,193,167	449,538	1,638,136	844,499

Expenses:
Compensation and employee benefits	765,679	308,029	1,055,071	554,898
Allocations of net income to limited partnership units and founding/working partner units	46,084	1,909	53,522	7,889

Total compensation and employee benefits	811,763	309,938	1,108,593	562,787

Occupancy and equipment	37,340	39,092	76,567	75,321
Fees to related parties	2,286	3,169	5,129	6,688
Professional and consulting fees	11,367	19,515	26,308	38,834
Communications	22,755	21,402	47,096	43,360
Selling and promotion	23,239	23,513	43,554	42,959
Commissions and floor brokerage	6,397	5,833	12,168	11,513
Interest expense	9,989	7,578	19,689	15,136
Other expenses	59,780	15,048	77,084	24,539

Total non-compensation expenses	173,153	135,150	307,595	258,350

Total expenses	984,916	445,088	1,416,188	821,137
Income from operations before income taxes	208,251	4,450	221,948	23,362
Provision for income taxes	78,711	70	81,806	7,272

Consolidated net income	$129,540	$4,380	$140,142	$16,090

Less: Net income attributable to noncontrolling interest in subsidiaries	95,074	2,422	98,678	5,943

Net income available to common stockholders	$34,466	$1,958	$41,464	$10,147

Per share data:
Basic earnings per share
Net income available to common stockholders	$34,466	$1,958	$41,464	$10,147

Basic earnings per share	$0.20	$0.01	$0.25	$0.07

Basic weighted-average shares of common stock outstanding	171,758	140,368	167,515	138,257

Fully diluted earnings per share
Net income for fully diluted shares	$69,944	$3,878	$89,485	$19,668

Fully diluted earnings per share	$0.18	$0.01	$0.24	$0.07

Fully diluted weighted-average shares of common stock outstanding	378,092	274,756	367,582	269,482

Dividends declared per share of common stock	$0.12	$0.17	$0.24	$0.34

Dividends declared and paid per share of common stock	$0.12	$0.17	$0.24	$0.34

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q2 2013	Q2 2012
Revenues: (a)
Brokerage revenues:
Rates	$138,299	$134,403
Credit	67,343	70,084
Equities and other asset classes	40,692	41,716
Foreign exchange	60,692	53,241
Real estate (b)	103,962	105,594

Total brokerage revenues	410,988	405,036

Market data and software solutions	6,173	6,477
Real estate management services	39,823	37,930
Fees from related parties, interest and other revenues	14,117	15,644

Total revenues	471,102	465,087

Expenses:
Compensation and employee benefits (c)	287,673	276,917
Other expenses (d)	129,594	132,242

Total expenses	417,267	409,159

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	53,835	55,929

Noncontrolling interest in subsidiaries (e)	1,090	1,297
Provision for income taxes	7,806	8,095

Post-tax distributable earnings to fully diluted shareholders	$44,939	$46,537

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.16	$0.20

Fully diluted post-tax distributable earnings per share (f)	$0.13	$0.17

Fully diluted weighted-average shares of common stock outstanding	378,092	313,819

Total revenues	$471,102	$465,087

Total compensation expense	$287,673	$276,917

Compensation expense as a percent of revenues	61.1%	59.5%

Non-compensation expense as a percent of revenues	27.5%	28.4%

Pre-tax distributable earnings margins (on distributable earnings revenues)	11.4%	12.0%

Post-tax distributable earnings margins (on distributable earnings revenues)	9.5%	10.0%

Effective tax rate	14.5%	14.5%

Notes and Assumptions

(a)	Revenues exclude the one-time gain associated with the NASDAQ OMX transaction.
(b)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units, issuance of restricted shares and compensation related partnership loans; allocations of net income to founding/working partner units and limited partnership units; and dividend equivalents paid to restricted stock unit holders. Compensation and employee benefits include compensation associated with revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2013 and 2012 include an additional 39.8 million and 39.1 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2013	Q2 2012
GAAP income from continuing operations before income taxes	$208,251	$4,450

Allocations of net income to limited partnership units and founding/working partner units	46,084	1,909

Pro forma pre-tax operating income available to fully diluted shareholders	254,335	6,359

Pre-tax adjustments:
Dividend equivalents to RSUs	—	120

Non-cash losses related to equity investments, net	1,224	2,652

Real Estate purchased revenue, net of compensation and other expense (a)	1,895	8,779

Redemption of partnership units, issuance of restricted shares and compensation - related partnership loans	464,594	—

Grant of exchangeability to limited partnership units	12,900	38,131

Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items (b)	(681,114)	(111)

Total pre-tax adjustments	(200,500)	49,570

Pre-tax distributable earnings	$53,835	$55,929

GAAP net income available to common stockholders	$34,466	$1,958

Allocation of net income to founding/working partner units	4,165	532

Allocation of net income to limited partnership units	41,919	1,377

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	93,984	1,125

Pro forma net income for fully diluted shares	$174,534	$4,992

Total pre-tax adjustments (from above)	(200,500)	49,570

Income tax adjustment to reflect effective tax rate	70,905	(8,025)

Post-tax distributable earnings	$44,939	$46,537

Pre-tax distributable earnings per share (c)	$0.16	$0.20

Post-tax distributable earnings per share (c)	$0.13	$0.17

Fully diluted weighted-average shares of common stock outstanding	378,092	313,819

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the second quarter of 2013 excludes the $723.1 million one-time gain associated with the NASDAQ OMX transaction.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2013 and 2012 include an additional 39.8 million and 39.1 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings, in $000s)

	Q2 2013	Q2 2012
Income from operations before income taxes	$208,251	$4,450
Add back:
Employee loan amortization	10,223	7,418
Interest expense	9,989	7,578
Fixed asset depreciation and intangible asset amortization	12,284	12,237
Impairment of fixed assets	351	218
Exchangeability charges (1)	12,900	38,131
Redemption of partnership units, issuance of restricted shares and compensation - related partnership loans	464,594	—
Losses on equity investments	1,224	2,652

Adjusted EBITDA	$719,816	$72,684

Pre-tax distributable earnings	$53,835	$55,929

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2013	Q2 2012
GAAP Revenue	$1,193,167	$449,538

Adjustments:
Refco recovery	—	—
LME sale	—	—
Gain on divestiture	(723,147)	—
Other revenue with respect to acquisitions, dispositions, and resolutions of litigation	(950)	—
Non-cash losses related to equity investments (1)	1,224	2,652
Real Estate purchased revenue	808	12,897

Distributable Earnings Revenue	$471,102	$465,087

(1)	Numbers are comprised of non-cash losses related to equity investments offset by recognition of ELX deferred revenue.

Note: Certain numbers may not add due to rounding.

Segment Disclosure - 2013Q2 vs. 2012Q2

2013 Q2 ($ in thousands)

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$316,338	$143,878	$10,886	$471,102	$722,065	$1,193,167
Total expenses	259,977	132,732	24,558	417,267	567,649	984,916

Pre-tax distributable earnings, before noncontrolling interests and taxes	$56,361	$11,146	$(13,672)	$53,835	$154,416	$208,251

Pre-tax margin	17.8%	7.7%	NMF	11.4%

2012 Q2 ($ in thousands)

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$309,243	$144,091	$11,753	$465,087	$(15,549)	$449,538
Total expenses	250,767	130,128	28,263	409,158	35,930	445,088

Pre-tax distributable earnings, before noncontrolling interests and taxes	$58,476	$13,963	$(16,510)	$55,929	$(51,479)	$4,450

Pre-tax margin	18.9%	9.7%	NMF	12.0%

For the three months ended June 30, 2013 and 2012, the Real Estate Services segment income (loss) from operations before income taxes includes $1.9 million and $8.8 million, respectively, related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s electronic platform for the periods indicated.

				% Change	% Change
	2Q12	1Q13	2Q13	2Q13 vs. 1Q13	2Q13 vs. 2Q12
Notional Volume (in $US billions)
U.S. Treasuries	11,148	10,582	12,001	13.4%	7.6%
Total Fully Electronic Volume excluding UST	2,242	2,622	2,416	(7.8%)	7.8%

Total Fully Electronic Volume	13,391	13,204	14,417	9.2%	7.7%

HYBRID*
Total Hybrid Volume	34,719	38,545	36,464	(5.4%)	5.0%

Total Hybrid & Fully Electronic Volume excluding UST	36,961	41,167	38,880	(5.6%)	5.2%

Total Hybrid & Fully Electronic Volume	48,110	51,749	50,881	(1.7%)	5.8%

Transaction Count
U.S. Treasuries	4,493,198	4,103,831	5,095,095	24.2%	13.4%
Total Fully Electronic Transactions excluding UST	940,316	1,380,283	1,406,013	1.9%	49.5%

Total Fully Electronic Transactions	5,433,514	5,484,114	6,501,108	18.5%	19.6%

HYBRID
Total Hybrid Transactions	707,508	701,429	716,967	2.2%	1.3%

Total Hybrid and Fully Electronic Transactions excluding UST	1,647,824	2,081,712	2,122,980	2.0%	28.8%

Total Hybrid and Fully Electronic Transactions	6,141,022	6,185,543	7,218,075	16.7%	17.5%

Trading Days	63	60	64

* Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	151,413,542	172,705,384	199,682,136	15.6%	31.9%
CME - Euro $ Contracts	111,757,731	110,479,095	150,890,912	36.6%	35.0%
EUREX - Bund Contracts	51,707,856	54,171,409	52,815,062	(2.5%)	2.1%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	32,924	34,551	32,094	(7.1%)	(2.5%)
Average Daily UST Volume	523	576	501	(12.9%)	(4.0%)

CME FX Futures Volume (3)	58,907,000	60,613,000	66,698,000	10.0%	13.2%

CLS FX Avg Daily Values - in millions (4)	5,130,000	5,494,667	5,500,000	0.1%	7.2%
CLS FX Avg Daily Volumes (4)	1,025,144	1,214,202	1,299,121	7.0%	26.7%

NYSE - Volume (shares traded) - in millions (5)	106,535	87,793	99,142	12.9%	(6.9%)
Transaction Value - in millions	3,662,300	3,205,720	3,753,750	17.1%	2.5%
NASDAQ - Volume (shares traded) - in millions (6)	431,308	382,520	422,422	10.4%	(2.1%)
Transaction Value - in millions (7)	3,476,468	3,311,790	3,496,317	5.6%	0.6%

Total Industry Equity Option Volume (8)	939,422,536	898,885,441	1,054,898,740	17.4%	12.3%

Euronext Equity Derivatives (9)	165,188	103,802	95,732	(7.8%)	(42.0%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,080,234	1,244,142	1,298,247	4.3%	20.2%
Average Daily All Bond Dollar Volume	17,147	20,736	20,285	(2.2%)	18.3%

Notes: The NASDAQ OMX transaction is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction. To provide a more meaningful comparison, the figures above are shown with and without eSpeed volumes.

Certain numbers in the tables throughout this document may not add up due to rounding.

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Euronext - www.euronext.com
(10)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Ben Goldman

+1 212-610-3680

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